Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Riot Blockchain, Inc. on Form S-8 (No. 333-219357), of our report dated April 17, 2018, on our audit of the consolidated financial statements as of December 31, 2017 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 17, 2018.

/s/ MNP LLP
MNP LLP

Toronto, Canada
April 17, 2018